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EXHIBIT 11.1 CALCULATION OF NET LOSS PER SHARE
(In thousands, except per share amounts)

                                                             Three Months Ended            Nine Months Ended
                                                                September 30                  September 30
                                                           ----------------------       -----------------------
                                                             1996          1995           1996           1995
                                                           --------      --------       --------       --------
Net loss                                                   $   (633)     $ (1,990)      $   (527)      $ (5,587)
                                                           ========      ========       ========       ========
Weighted average shares of
    common stock outstanding                                 10,677           855          5,812            847
Net effect of dilutive stock options and warrants
    using the treasury stock method                              --            --             --             --
Shares related to staff accounting bulletin topic 4D:
    Stock options                                                --           322            107            322
    Preferred stock (1)                                          --         1,145            382          1,145
                                                           --------      --------       --------       --------
Shares used in calculating net loss per share                10,677         2,322          6,301          2,314
                                                           ========      ========       ========       ========
Net loss per share                                           $(0.06)     $  (0.86)      $  (0.08)      $  (2.41)
                                                           ========      ========       ========       ========
Calculation of shares outstanding for computing
       pro forma net loss per share:
         Shares used in computing net loss
          per share                                          10,677         2,322          6,301          2,314
       Adjusted to reflect the effect of the
         assumed  conversion of preferred
         stock from the date of issuance (2)                     --         5,736          3,033          5,736
                                                           --------      --------       --------       --------
Shares used in computing pro forma net loss
    per share                                                10,677         8,058          9,334          8,050
                                                           ========      ========       ========       ========
Pro forma net loss per share                                 $(0.06)     $  (0.25)      $  (0.06)      $  (0.69)
                                                           ========      ========       ========       ========

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(1)  Series D and E shares
(2)  Series A, B and C shares

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